Exhibit 10.11

Amscan Inc. • 80 Grasslands Road • Elmsford, New York 10523 • (914) 345-2020

April 28, 1997

Mr. Michael A. Correale

27 Weeburn Lane

Wilton CT 06897

Dear Michael:

This letter will confirm our understanding regarding your employment with Amscan Holdings Inc. as Corporate Controller. Your position will commence on May 12, 1997 at an annual salary of $125,000. In addition to your base salary and your participation in Amscan’s generally available employee benefit programs, you will also be entitled to an annual bonus of up to 50% of base salary and to stock options under the Company’s stock incentive program, both of which are predicated upon individual and Company performance and subject to approval by the Board of Directors of Amscan Holdings Inc.

We have further agreed that in the event your employment with the Company is terminated by the Company for any reason other than for cause you will be entitled to receive severance in an amount equal to one years’ compensation at the rate of compensation in effect at the date of termination.

As I have mentioned before, we at Amscan are extremely excited that you are joining Amscan and am confident that the experience and knowledge that you bring to Amscan will be of tremendous benefit to our Company.

Sincerely,

/s/ Jim Harrison
Jim Harrison
Chief Financial Officer

Everything in Decorations and Party Goods